FOR  IMMEDIATE  RELEASE

CONTACT:

DERMOT  O'GRADY,  CFO
MATHSOFT,  INC.
(617)  577-1017,  x821

              MATHSOFT  REPORTS RECORD SECOND QUARTER 2000 REVENUES

CAMBRIDGE, Mass., July 20, 2000- MathSoft, Inc. (Nasdaq: MATH) today reported net revenues of $7.9 million for its second quarter ending June 30, 2000. This compares to net revenues of $6.5 million in the second quarter of 1999, an increase of 20%. The revenue performance set a new second quarter record for the company. The Company reported a $2.5 million net loss for the second quarter of 2000, or $.24 loss per share, compared to net income of $.4 million, or $.04 per share, for the second quarter of 1999.

SECOND  QUARTER  HIGHLIGHTS
---------------------------

- The Data Analysis Products Division posted record quarterly net revenues of $ 3.7 million up 27% from the same period last year.

- The StudyWorks product line grew 103% from 2Q99 assisting the Engineering and Education Products Division to expand its net revenues over last year's second quarter.

- FreeScholarships.com began ramping revenue during the second quarter and reported $262,000, up from $35,000 in the first quarter. Registered members now exceed 470,000.

ABOUT  MATHSOFT
---------------

Founded in 1984, MathSoft is a leading provider of technical calculation and analytical software for business and academia. The company has more than one and a half million users of its Mathcad, StudyWorks, S-PLUS, StatServer and Axum software worldwide. Users include professionals worldwide at more than 90% of the Fortune 1,000 companies and over 500 government installations, and students and faculty at over 2,000 colleges and universities. MathSoft is also the parent company of FreeScholarships.com, an internet company providing information and assistance to a broad market of parents and students concerned about funding the costs of education. FreeScholarships.com awards money to pay for tuition costs through online sweepstakes for United States residents.

Information contained in this document, which refers to MathSoft's future financial performance, represents management's best estimate at the present time and actual results could differ materially from present estimates. Factors that might cause such differences include, but are not limited to, the risks associated with distribution channels; the risks associated with international operations; the risks associated with acquisitions; the risks associated with investments in new products and services, including FreeScholarships.com, and the ability to enhance current products and to introduce new products in a timely fashion. Please refer to the cautionary statements appearing in MathSoft's Annual and Quarterly Reports and prospectus filed with the Securities and Exchange Commission for a discussion of these and other various factors that could cause MathSoft's actual results to differ materially from those discussed in the forward-looking statements.

                                       ###

Axum, S-PLUS, StatServer, StudyWorks and Mathcad are registered trademarks, and the MathSoft logo is a trademark of MathSoft, Inc. FreeScholarships.com is a trademark of FreeScholarships.com, Inc.


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